EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 14, 2007, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Integrated Silicon Solution, Inc. (which reports expressed unqualified opinions and contained an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”), included in its Annual Report on Form 10-K for the year ended September 30, 2007, which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in this Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

San Jose, California,

December 18, 2007